Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Outlook Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan, as amended	Other	(4)	6,727,818	(2)	$1.32	$8,880,720	.0000927	$823.24
	Equity	Common Stock, par value $0.01 per share, reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan	Other	(4)	220,000	(3)	1.32	290,400	.0000927	26.92
	Total Offering Amounts						–	$9,171,120	–	$850.16
	Total Fees Previously Paid						–	–	–	–
	Total Fee Offsets						–	–	–	–
	Net Fee Due						–	–	–	$850.16

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 (the “Common Stock”) of Outlook Therapeutics, Inc. (the “Registrant”), that become issuable under the above-mentioned plans, set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

(2)	Represents 6,727,818 shares of Common Stock reserved for future issuance under the 2015 Equity Incentive Plan, as amended (the “2015 EIP”) by reason of the automatic increase provision of the 2015 EIP. The number of shares of Common Stock reserved for issuance under the 2015 EIP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2025, by the lesser of (A) 3% of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year and (B) a number determined by the Registrant’s board of directors.

(3)	Represents 220,000 shares of Common Stock reserved for issuance under the 2016 Employee Stock Purchase Plan (the “2016 ESPP”), by reason of the automatic increase provision of the 2016 ESPP. The number of shares reserved for issuance under the 2016 ESPP automatically increases on January 1st each year, starting on January 1, 2017 and continuing through January 1, 2026, by the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, (ii) 220,000 shares of Common Stock and (iii) a number determined by the Registrant’s board of directors.

(4)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high ($1.34) and low ($1.30) sale prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on February 8, 2022, which is a date within five business days prior to filing this Registration Statement.